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                                                                   EXHIBIT 10.25

                               M E M O R A N D U M


TO:            KIM BUSH

FROM:          DAVID CLAYTON

DATE:          JANUARY 3, 1997

CC:            DAN BISCHOF, BRIAN SCHOEN, STEVE ISAACS

RE:            1997 PROJECT BUDGETS


During a series of meetings from September to December 1996 to discuss the 1997 project budgets for platelets, FFP and red cells, we identified the need to fund the projects at levels higher than had been anticipated when Baxter Fenwal submitted its budget for 1997, and we determined to proceed as described below:

1. The budgets for 1997 to be submitted to the project management committees are approximately [*] for the platelet program, [*] for the FFP program, and [*] for the red cell program - a total of approximately [*]. These budget amounts are on a "net G&A" basis, i.e., general and administrative expenses (G&A) will be charged against each project budget only to the extent one party's G&A exceeds the G&A of the other party.

2. The parties reaffirm that each party will fund 50% of the approved project budgets. To the extent that actual expenditures are less than the approved budget for 1997, the balance will carry over and be expended by the parties in 1998 without reducing either party's obligation with respect to the 1998 budget (with similar carryover to future years, if applicable). The parties anticipate that R&D funding beyond 1997 will continue at 50% per partner.

3. Baxter and Cerus intend that the three projects proceed on the schedules underlying the budget amounts described above. Nothing in this agreement shall be construed as approval of the budgets to be presented to the management board. The budgets for each of the platelet, FFP and red cell programs must be separately approved in accordance with the provisions of the Development, Manufacturing and Marketing Agreement dated December 10, 1993 and the Development, Manufacturing and Marketing Agreement dated April 1, 1996.


4. Section 3.12 of the Development, Manufacturing and Marketing Agreement dated December 10, 1993 is amended to provide that the reconciliation of expenditures and balancing payment provided for in that section will take place at the end of each calendar year, in addition to the reconciliation provided for upon Regulatory Approval in the United States. The first such reconciliation and balancing payment will be made in 1998 for expenditures through the end of 1997.


[*] Confidential Treatment Requested

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5.       Section 3.11 of the Development, Manufacturing and Marketing Agreement
         dated December 10, 1993 is amended to delete the last three sentences.
         Section 3.11 shall hereafter read as follows:

                  BUDGET CONTINGENCIES. If a Benchmark is not completed within the budget for such Benchmark, upon the recommendation of the Project Committee, and subject to the approval of the Management Board, the Management Board shall set a new budget for completion of such Benchmark. Unless the Management Committee shall determine otherwise, Steritech and Baxter will each fund one-half of the amount needed to complete such Benchmark.

6. The mutual changes as set forth above are conditioned on the closing of Cerus' initial public offering in the first quarter of 1997. If Cerus does not complete the initial public offering by the end of the first quarter of 1997, this agreement will have no effect and the Development, Manufacturing and Marketing Agreement dated December 10, 1993 will remain in effect unaltered by this supplemental agreement.

Please indicate your concurrence that this memorandum accurately summarizes our agreement by signing and returning a copy to me.


/s/ David S. Clayton                        /s/ Kim Bush
________________________                    ____________________________________
David S. Clayton, CFO                       Kim Bush, President, Fenwal Division
Cerus Corporation                           Baxter Healthcare Corporation


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